UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event reported):
February 29, 2024

Grocery Outlet Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-38950	47-1874201
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5650 Hollis Street, Emeryville, California		94608
(Address of principal executive offices)		(Zip Code)
(510) 845-1999
(Registrant's telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	GO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, Charles C. Bracher, Executive Vice President and Chief Financial Officer of Grocery Outlet Holding Corp. (the "Company"), notified the Company on December 8, 2023 of his decision to resign from such position, effective March 1, 2024, to pursue another opportunity.

Appointment of Interim Chief Financial Officer

On February 29, 2024, the board of directors of the Company (the "Board") appointed Lindsay E. Gray as Interim Chief Financial Officer of the Company, effective March 1, 2024, and she will continue to serve as Senior Vice President, Accounting of the Company. Ms. Gray will be the Company's principal financial officer during her interim service and will continue to be the principal accounting officer. The Board is continuing to conduct a formal search process for a permanent Chief Financial Officer with the assistance of a leading executive search firm.

Ms. Gray, age 39, has been the Company's Senior Vice President, Accounting since January 2023. She also served as the Company's Vice President, Corporate Controller from August 2016 to December 2022. Previously, Ms. Gray worked at Beverages & More, Inc. (dba BevMo!), a U.S. specialty beverage retailer, including as Controller from August 2015 to August 2016 and as Director of Financial Reporting from November 2010 to August 2015. In addition, Ms. Gray served as an Audit Staff and Senior at Deloitte & Touche LLP from September 2006 to July 2010. Ms. Gray holds a Bachelor of Science degree in Accounting from the University of Southern California, Marshall School of Business.

In connection with her appointment as Interim Chief Financial Officer, Ms. Gray will receive a cash bonus equal to $30,000 per month of service (provided the cash bonus shall be equal to $15,000 for any service period representing one-half of a month or less).

Consulting Agreement with Mr. Bracher

On February 29, 2024, Mr. Bracher entered into a consulting agreement with Grocery Outlet Inc., a wholly-owned subsidiary of the Company, effective March 1, 2024 and ending on September 1, 2024 (the "Consulting Agreement"), in order to assist the Company with the orderly transition of the duties and responsibilities associated with the Chief Financial Officer position of the Company, together with providing advice and assistance on such other matters relating to the business of the Company as may be mutually agreed from time to time. In consideration for Mr. Bracher's services, the Company will pay Mr. Bracher $11,000 per month during the term of the agreement, payable no less frequently than once per month, in arrears. In addition, Mr. Bracher will remain eligible to receive an annual incentive bonus pursuant to the Company's annual incentive plan for fiscal 2023 as a result of his service to the Company through the entire fiscal year. Mr. Bracher's rights with respect to any Company equity awards will be governed by the terms and provisions of the applicable plans and award agreements, which provide for, among other things, the continued vesting of all equity so long as he continues to provide services to the Company, including as a consultant. The Consulting Agreement also contains customary confidentiality provisions.

The foregoing description of the Consulting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1*	Consulting Agreement, dated February 29, 2024, by and between Charles C. Bracher and Grocery Outlet Inc.
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
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* Management contract or compensatory plan or arrangement.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Grocery Outlet Holding Corp.

Date:	March 1, 2024	By:	/s/ Luke D. Thompson
		Name:	Luke D. Thompson
		Title:	Executive Vice President, General
Counsel and Secretary